Exhibit 10.45
AGREEMENT OF PURCHASE AND SALE
      ARTICLE 1:   PROPERTY/PURCHASE PRICE

1.1	Certain Basic Terms.

(a)	Purchaser and Notice Address:	With a copy to:

Asset Capital Partners, L.P.	Kennerly Lamishaw & Rossi LLP
Attn: Blair Fernau	Attn: Howard Parelskin
7315 Wisconsin Avenue, Suite	707 Wilshire Boulevard, Suite 1400
Bethesda, MD 20816	Los Angeles, CA 90017
Telephone: 301/656-2333	Telephone: 213/426-2075
Facsimile: 301/656-1960	Facsimile: 213/312-1266
E-mail: bfernau@assetcapitalcorp.com	E-mail: howardparelskin@klrfirm.com

(b)	Seller and Notice Address:	With a copy to:

C-9813 and B-9813 Godwin Drive LLC		REMAX Realty Services
Attn:	Carl and Elizabeth Richmond	Attn:	Dan McGlynn
5123 Edgemoor Lane		4825 Bethesda Avenue, Suite 200
Bethesda, MD 20814		Bethesda, MD 20814
Telephone: 301/656-4651		Telephone: 301/347-4125
Facsimile: 301/652-4444
E-mail: danmcglynn@mris.com

(c)	Title Company:	Escrow Agent:

Chicago Title Insurance Company	Chicago Title Insurance Company
Attn: Dianne Boyle	Attn: Dianne Boyle
1129 20th Street, NW	1129 20th Street, NW
Washington, D.C. 20036	Washington, D.C. 20036
Telephone: 202/263-4745	Telephone: 202/263-4745
Facsimile: 202/955-5769	Facsimile: 202/955-5769
boyled@cft.com	boyled@cft.com

(c)	Date of this Agreement:	The latest date of execution by the Seller or the Purchaser, as indicated on the signature page.

(d)	Purchase Price:	$6,250,000.00

(e)	Earnest Money:	$75,000.00 initial deposit with an additional $175,000.00 to be deposited following the completion of the due-diligence period for a total of $250,000.00, together with interest thereon, and all other amounts designated as “Earnest Money” hereunder.

(f)	Due Diligence Period:	The period ending 30 days after the Date of this Agreement.

(g)	Closing Date:	As designated by the Purchaser upon not less than 5 business days’ prior notice, but no later than 30 days after the Due Diligence Period.

(h)	Broker:	CBRE, Inc. and RE/MAX Realty Services

          1.2 Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
     (a) The “Real Property,” being the land described in Exhibit A attached hereto, together with (i) all improvements located thereon (“Improvements”), and (ii) all and singular the rights, easements, tenements, and appurtenances thereon.
     (b) The landlord’s interest in the “Leases”, being all leases, rental agreements and other agreements permitting occupancy of the Improvements, including leases which may be made by Seller after the date hereof and prior to Closing as permitted by this Agreement.
     (c) The “Tangible Personal Property,” being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller’s interest and corresponding obligation in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Real Property.
     (d) The “Intangible Personal Property,” being all intangible personal property in the Sellers' possession related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties and guaranties; contract rights related to the construction, operation, or ownership of the Real Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals and licenses; tenant lists and correspondence; all records and promotional materials relating to the Property; and telephone exchange numbers.
          1.3 Earnest Money. Within 3 business days after receipt of a fully executed copy of this Agreement, Purchaser shall deposit the Earnest Money with the Escrow Agent. The Earnest Money shall be applied to the Purchase Price at Closing. If this Agreement terminates pursuant to any express right of Purchaser or Seller to terminate this Agreement other than as a result of Purchaser’s default, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 9 of this Agreement.
ARTICLE 2: INSPECTION
          2.1 Seller’s Delivery of Specified Documents. To the extent such items are in Seller’s possession or control, Seller shall provide to Purchaser the following (the “Property Information”) within 5 business days after the Date of this Agreement:
     (a) Rent Roll. A current rent roll and delinquency report (“Rent Roll”) for the Property;
     (b) Leases. Copies of all Leases in effect as of the Date of this Agreement, and any guarantees or other assurances related thereto;
     (c) Financial Information. Operating statements of the Property for the 36 months preceding this Agreement (“Operating Statements”) for the two calendar years preceding this Agreement and year-to-date for the current year;
     (d) Tax Statements; Tax Consultant. Copies of all ad valorem tax statements relating to the Property for the current tax year and for the 24 months preceding the Agreement;
     (e) Loss History. The insurance loss history report for the Property for the 24 months preceding this Agreement;
     (f) Utility Bills. Access to utility bills for the Property for the 12 months preceding this Agreement;
     (g) Personal Property Inventory. An inventory of the Personal Property to be conveyed to Purchaser at Closing;
     (h) Business License and Permit. Copies of all certificates, approvals, licenses and/or permits required for the operation of the Property (collectively, the “Permits”);
     (i) Service Contracts. A list, together with copies, of all service, supply, equipment rental, and other contracts related to the operation of the Property (“Service Contracts”);
     (j) Maintenance Records. Engineering and property inspection reports and access all available maintenance work orders and other records for the 36 months preceding this Agreement related to the Property;

     (k) List of Capital Improvements. A list of all capital improvements known to the Seller and performed on the Property within the 36 months preceding this Agreement;
     (l) Environmental Reports. Any environmental reports related to the Property;
     (m) Plans and Specifications. All construction plans and specifications relating to the original development of the Property and any major capital repairs or tenant improvements; and
     (n) Existing Title and Survey. Copy of Seller’s existing title insurance policy and any existing ALTA “as-built” survey of the Property.
     In addition, Seller shall make available to Purchaser at the Property all of the documents and information in the Sellers' possession more particularly described in Exhibit G attached hereto, and any other information regarding the Property which Purchaser shall reasonably request. Seller shall during the pendency of this Agreement provide Purchaser with any document described above coming into Seller’s possession or produced by Seller after the initial delivery of the Property Information. Seller shall provide Purchaser with an updated Rent Roll, dated as of the last day of the month, for each month during the pendency of this Agreement.
          2.2 Due Diligence. Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser and to obtain all necessary internal approvals. Purchaser may terminate this Agreement for any reason by giving written notice of termination to Seller (the “Due Diligence Termination Notice”) on or before the last day of the Due Diligence Period. If Purchaser does not give a notice of its intent to continue this Agreement beyond the expiration of the Due Diligence Period, Purchaser shall be deemed to have given a Due Diligence Termination Notice, and this Agreement shall be deemed terminated. Purchaser shall have reasonable access to the Property and Seller’s books and records for the purpose of conducting inspections, studies, or tests reasonably required by Purchaser. During the Due Diligence Period, Purchaser will advise Seller of those Service Contracts which Purchaser will assume and which Service Contracts are to be terminated by Seller at Closing.
ARTICLE 3: TITLE AND SURVEY REVIEW
          3.1 Delivery of Title Commitment and Survey. Purchaser shall cause to be prepared: (i) a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment; and (ii) a current ALTA-ACSM survey of the Property (the “Survey”). During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller will reasonably cooperate with Purchaser in curing any objections Purchaser may have to title to the Property.
ARTICLE 4: OPERATIONS AND RISK OF LOSS
          4.1 Ongoing Operations. During the pendency of this Agreement:
     (a) Performance under Leases and Service Contracts. Seller shall (i) carry on its business and activities relating to and otherwise maintain the Property substantially in the same manner as it did before the Date of this Agreement, and (ii) shall perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property. Without Purchaser’s prior written consent in each instance, Seller will not amend or terminate any existing Lease, or enter into a new Lease concerning the Property.
     (b) Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.
          4.2 Damage; Condemnation. Risk of loss or condemnation up to and including the Closing Date shall be borne by Seller.
          4.3 Estoppel Certificates. Following the expiration of the Due Diligence Period and prior to the Closing Date, Seller shall obtain tenant estoppel certificates in a form to be supplied by Purchaser or its lender (“Tenant Estoppel Certificate”) from each tenant under Leases applicable to any portion of the Property.

ARTICLE 5: CLOSING
          5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
          5.2 Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:
     (a) The other party’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date;
     (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;
     (c) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby;
     (d) The obligation of Purchaser to consummate the transactions contemplated hereunder shall also be subject to the conditions that:
     (i) Purchaser shall be satisfied that none of Seller or any of its affiliates is listed on any Government Lists and that the sale of the Property to Purchaser will not result in a violation of the Patriot Act, any OFAC Laws and Regulations or any other anti-terrorism or anti-money laundering laws and regulations, including, without limitation, the Bank Secrecy Act, as amended and the Money Laundering Control Act of 1986, as amended. Seller shall deliver to Purchaser upon Purchaser’s request from time to time such information requested by Purchaser regarding the identity of Seller in order for Purchaser to comply with the Patriot Act, the OFAC Laws and Regulations and such other anti-terrorism and anti-money laundering laws and regulations; and
     (ii) Title Company shall be unconditionally committed to deliver to Purchaser at Closing an Owner’s Policy of Title Insurance (the “Title Policy”), with extended coverage and such additional endorsements as Title Company shall have committed to provide prior to the expiration of the Due Diligence Period, issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions. Seller shall execute at Closing an owner’s affidavit in such form as the Title Company shall reasonably require for the issuance of the Title Policy. The term “Permitted Exceptions” shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is has not agreed to remove; items shown on the Survey, which have not been removed as of the end of the Due Diligence Period; real estate taxes not yet due and payable; and tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Property.
     So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, in which event the Earnest Money shall be returned to Purchaser, (ii) elect to extend the Closing until such condition is satisfied, and (iii) elect to consummate the transaction, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. The failure of a condition due to the breach of a party shall not relieve such breaching party from any liability it would otherwise have hereunder.
          5.3 Seller’s Deliveries in Escrow. At least one business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
     (a) Deed. A special warranty deed (warranting title from Seller) in form provided for under the law of the state where the Property is located, or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”);
     (b) Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Contracts in the form of Exhibit D attached hereto (the “Assignment”),

executed and acknowledged by Seller, vesting in Purchaser good title to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;
     (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
     (d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;
     (e) Certificate of Representations and Warranties. A certificate, executed by Seller, reaffirming and updating to the Closing Date the representations and warranties given by Seller under Article 7, which certificate will include an updated Rent Roll, list of Service Contracts, and Operating Statements;
     (f) Contract Terminations. Written evidence of the termination of all leasing and management agreements affecting the Property, as well as any Service Contracts which Purchaser did not agree to assume during the Due Diligence Period;
     (g) Estoppel Certificate. The Estoppel Certificate(s), which shall be in a form acceptable to Purchaser with no adverse disclosure therein.
     (h) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company; and
     (i) Additional Documents. Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
          5.4 Purchaser’s Deliveries in Escrow. Except as set forth below, at least one business day prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:
     (a) Purchase Price. On or before the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations and adjustments;
     (b) Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser;
     (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and
     (d) Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
          5.5 Closing Statements. At least one business day prior to the Closing Date, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.
          5.6 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
          5.7 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to Purchaser’s property manager at the Property: the original Leases; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; an electronic version of all data maintained by Seller regarding each of the Leases, each of the tenants under the Leases, correspondence and working files and other books and records relating to the operation and management of the Property; and, if in Seller’s possession or control, the original “as-built” plans and specifications and all other available plans and specifications.
          5.8 Notice to Tenants. Seller and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form Exhibit E attached hereto, or such other form as may be required by applicable state law.

ARTICLE 6: PRORATIONS
          6.1 Prorations. The items in this Paragraph 6.1 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:
     (a) Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid general real estate and personal property taxes and assessments (including without limitation any assessments imposed by private covenant, “Taxes”) applicable to any period before the Closing Date, even if such Taxes are not yet due and payable. If the amount of any Taxes has not been determined as of Closing, such credit shall be based on 105 percent of the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, only if due and payable.
     (b) Collected Rent. All collected rent and other income, including base rent, additional rent and other charges payable under Leases in effect on the Closing Date. Seller shall be charged and Purchaser credited with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects delinquencies after Closing, Purchaser shall apply such rent to the obligations owing Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. Seller shall not have the right to seek collection of any rents delinquent for any period prior to the Closing unless the tenant has vacated the premises under the Lease before the Closing Date and the Lease is not assigned to Purchaser.
     (c) Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing, and common expenses associated with operation of the Property. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company or vendor will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.
     (d) Fees and Charges under Service Contracts. Fees and charges under such of the Service Contracts as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate.
          6.2 Final Adjustment After Closing. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Paragraph 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice.
          6.3 Tenant Deposits. All tenant and other security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser.
          6.4 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.
          6.5 Title and Survey Costs. The cost of the Survey, including any revisions necessary to make the Survey conform to the requirements of this Agreement, shall be paid by Purchaser. The premium for the Title Policy shall be paid by Seller. Fees due Escrow Agent shall be shared equally by Purchaser and Seller.
          6.6 Sales, Transfer, and Documentary Taxes. Seller and Purchaser shall share all sales, gross receipts, compensating, documentary, excise, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law in accordance with local custom in the state in which the Property is located.
          Notwithstanding the foregoing, Seller shall be responsible for Grantor’s Tax and deed preparation costs and Purchaser shall be responsible for all other transfer and recording fees.
          6.7 Wages. Seller shall pay the wages, and the employment taxes and fringe benefits applicable thereto, payable to employees of Seller as of their discharge on the Closing Date.

          6.8 Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.
          6.9 Seller’s Obligations. Other than those obligations of Seller expressly assumed by Purchaser hereunder or expressly agreed to in writing by Purchaser, Seller shall pay and discharge any and all liabilities of each and every kind arising out of or by virtue of the conduct of its business before and as of the Closing Date on or related to the Property.
ARTICLE 7: REPRESENTATIONS AND WARRANTIES
          7.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:
     (a) Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing as a limited liability company in its state of formation. Seller is in good standing and is qualified to do business in the state where the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
     (b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
     (c) Rent Roll. All information set forth in any Rent Roll delivered to Purchaser shall be true, correct, and complete in all material respects as of its date. Except as shown on the Rent Roll, no tenant under any Lease is entitled to any concession or allowance, nor has any tenant paid rent more than for the current month. There are no leasing or other commissions due, nor will any become due, in connection with any existing Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. No person is entitled to occupy all or any portion of the Property except as reflected in the Leases and the Rent Roll, and no person has any option, right of first refusal or other right to acquire title to the Property or any interest therein other than Purchaser.
     (d) Leases. The Leases and copies of Leases to be delivered to Purchaser pursuant to this Agreement will be true, correct, and complete as of the date of its delivery and as of the Closing Date, and are accurately reflected on the Rent Roll. To Seller’s knowledge, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any tenant. Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to the best of Seller’s knowledge, does there exist any such default or breach on the part of the landlord. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Lease.
     (e) Service Contracts. The list and copies of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct, and complete as of the date of its delivery and as of the Closing Date. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Service Contract.
     (f) Operating Statements. The Operating Statements to be delivered to Purchaser pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Seller’s ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects, and represent the financial information on which Seller has relied in its operation, management and ownership of the Property.
     (g) Notice of Violations or Defects. Seller has received no written notice from any governmental agency and has no knowledge that the Property or the use thereof violates any governmental law or regulation, nor has Seller received any notice from the property owners’ association under the CC&Rs or acquired knowledge regarding any violation of any covenants or restrictions encumbering the Property or from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums.
     (h) Environmental. Seller has no knowledge and has received no written notice of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. To the best of Seller’s knowledge, Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. To Seller’s knowledge, there are not now, nor have there been, any above-ground or underground storage tanks located on the Property.
     (i) Property Information. To Seller’s knowledge, the Property Information delivered and made available to Purchaser is true, correct and complete in all material respects.
     (j) Anti-Terrorism/Anti-Money Laundering. Neither Seller nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Seller has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
          7.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
     (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited partnership in its state of formation and will be qualified to do business in the state in which the Real Property is located on the Closing Date if required under applicable law. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
     (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
     (c) Anti-Terrorism/Anti-Money Laundering. Neither Purchaser nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Purchaser has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
          7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 12 months. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 12 month period. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty.
ARTICLE 8: DEFAULT AND REMEDIES
          8.1 Seller’s Default. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money and recovery of Purchaser’s actual out-of-pocket expenses in entering into this Agreement and performing its obligations hereunder, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Purchaser hereby waives the right to bring suit at any later date; provided, however, that if specific performance is not a remedy available to Purchaser due to the willful or intentional act of Seller (such as the prior conveyance of the Property to third party in violation of this Agreement), then in lieu of specific performance, Purchaser shall have the right to recover to pursue any and all available remedies, at law or in equity.
          8.2 Purchaser’s Default. In the event that Purchaser fails, without legal excuse, to complete the purchase of the Property, the Earnest Money deposit made by Purchaser shall be forfeited to the Seller as the sole and exclusive remedy available to the Seller for such failure. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages.
ARTICLE 9: EARNEST MONEY PROVISIONS
          9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in a government insured interest-bearing account satisfactory to Purchaser at an institution having assets of not less than $125,000,000, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.
          9.2 Termination before Expiration of Due Diligence Period. The Purchaser shall notify the Escrow Agent of the date that the Due Diligence Period ends promptly after such date is established under this Agreement, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate the Purchase Agreement pursuant to Paragraph 2.2, Escrow Agent shall pay the entire Earnest Money to Purchaser one business day following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated in one day) and this Agreement shall thereupon terminate, in which event Purchaser agrees to return to Seller the Property Information. No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent’s receipt of the Due Diligence Termination Notice, despite any objection or potential objection by Seller. Seller agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent’s delivery of the Earnest Money to Purchaser pursuant to this paragraph, any remedy of Seller being against Purchaser, not Escrow Agent.
          9.3 Other Terminations. Upon a termination of this Agreement other than as described in Paragraph 9.2, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.
          9.4 Interpleader. Except as provided in Paragraph 9.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.
          9.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
          9.6 Escrow Fee. Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.
ARTICLE 10: MISCELLANEOUS
          10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent to an Affiliate or to effect an Exchange pursuant to Paragraph 10.15 hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser, or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
          10.2 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party or any other such term or provision in the future.
          10.3 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.
          10.4 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
          10.5 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

          10.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
          10.7 Time. Time is of the essence in the performance of this Agreement.
          10.8 Confidentiality. Seller and Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other; provided, however, that Seller and Purchaser may make disclosure of this Agreement to its lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder, and either party may disclose information which, by its nature, is a matter of public record.
          10.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by telefax, in which case notice shall be deemed delivered upon transmission of such notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.
          10.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
          10.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. local time where the Property is located.
          10.12 Audit Cooperation. At Purchaser’s request, at any time before or after Closing, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit F attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards. The Purchaser agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this paragraph.
          10.13 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

          10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.
          10.15 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.
          10.16 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.
          10.17 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

Date:	6/13/06	By:	/s/ Carl H. Richmond Jr.

		Name:	Carl H. Richmond Jr.

		Title:	Member

“Seller"

ASSET CAPITAL PARTNERS, L.P.

Date:	6/21/06	By:	/s/ Elizabeth S. Richmond

		Name:	Elizabeth S. Richmond

		Title:	Chief Investment Officer

“Purchaser"
Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9.

CHICAGO TITLE INSURANCE COMPANY

		By:	/s/ Dianne E. Boyle

		Name:	Dianne E. Boyle

Date:	6/22/06	Title:	Assistant Vice President & Commercial Counsel